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                                 EXHIBIT 99 (A)


                    Union Planters Corporation Press Release
                    dated April 28, 1994 announcing results
                    for the first quarter of 1994
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                                Jack W. Parker, CFO             April 28, 1994
                                901-383-6781


FOR IMMEDIATE RELEASE:



UNION PLANTERS CORPORATION ANNOUNCES RECORD OPERATING EARNINGS

        Memphis, Tennessee -- Union Planters Corporation today announced net earnings and record first quarter operating earnings of $17.3 million.
This compares to operating earnings of $13.5 million for the first quarter of 1993. Last year's first quarter net earnings of $18.5 million included a benefit of $5.0 million from the adoption of required accounting changes.
        For the first quarter 1994, fully diluted net earnings per common share were up 14% to $.65 compared to fully diluted earnings per common share before accounting changes of $.57 in the first quarter of 1993. Fully diluted earnings per common share for the first quarter of 1994 is based on 3.1 million more shares than the same period in 1993, primarily as a result of shares issued for acquisitons. The Corporation's return on assets for the quarter was 1.05% compared to .90% in 1993, and the return on equity was 15.44% compared to 14.61%.
        As of March 31, 1994, total assets had increased from March 31, 1993 by approximately $500 million to $6.7 billion, total loans had increased by approximately $300 million to $3.1 billion, total deposits had increased by approximately $300 million to $5.6 billion, and shareholders' equity exceeded $500 million for the



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first time, ending at $513 million. Shareholders' equity to total assets at quarter end was 7.63% compared to 6.88% at March 31, 1993.
        For the quarter, net interest income increased to $58.9 million compared to $57.6 million for the same quarter a year ago and $57.3 million for the fourth quarter of 1993. The net interest margin for the quarter was 4.13% compared to 4.19% in the fourth quarter and 4.42% for the same quarter a year ago. Loan demand is increasing and excluding the impact of acquisitions, total loans increased approximately 9% from the same quarter a year ago and 2% from the fourth quarter of 1993.
        Noninterest income for the quarter was $19.9 million compared to $19.8 million for the same quarter a year ago. Last year's first quarter included investment securities gains of $880,000 compared to $100,000 for this year.
        Noninterest expenses for the first quarter of 1994 declined to $54.2 million from $54.6 million in the same quarter a year ago. Expense reductions more than offset the expense increase from the newly acquired banks.
        At quarter end, nonperforming assets were down $21.2 million from $50.1 million at March 31, 1993. Nonperforming assets represented .93% of total loans and foreclosed properties at quarter end compared to 1.82% a year ago. The allowance for losses on loans as a percentage of total loans was 2.82% at March 31, 1994 compared to 2.90% a year ago. The Corporation experienced

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net loan recoveries in the first quarter of $1.1 million compared to net charge-offs of $2.8 million in the same quarter a year ago. The allowance for losses on loans increased to $87 million at March 31, 1994 from $80 million a year ago. As a result of the increase in the allowance for losses on loans and the substantial decrease in nonperforming assets, the Corporation did not make a loan loss provision during the quarter.
        Last year's earnings have been restated for the acquisitions of Bank of Goodlettsville in Goodlettsville, Tennessee; Bank of Weiner in Weiner, Arkansas; Central State Bank in Lexington, Tennessee; and First State Bank in Brownsville, Tennessee, which were accounted for as poolings of interests. This year's first quarter earnings include the results of Simpson County Bank in Franklin, Kentucky; Adairville Banking Company in Adairville, Kentucky; The Peoples Bank of Elk Valley in Fayetteville, Tennessee; First Citizens Bank in Franklin, Tennessee; Anderson County Bank in Clinton, Tennessee; and First National Bank of Shelbyville, Tennessee, which were acquired during the quarter.
        Union Planters Corporation is a multi-bank holding company with 39 banks in Tennessee, Mississippi, Arkansas, Kentucky and Alabama. Union
Planters National Bank, headquartered in Memphis, Tennessee, is the Corporation's lead bank with $3.4 billion in total assets.



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                           Union Planters Corporation
                        Financial Highlights (Unaudited)
                 (Dollars in thousands, except per share data)




                                                                                 Three Months Ended
                                                                                      March 31,
                                                                                 1994            1993
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
   INCOME STATEMENT AMOUNTS
     Net interest income
        Actual                                                               $   58,893      $   57,581
        Taxable-equivalent basis                                                 62,572          60,350
      Provision for losses on loans                                                   -           2,823
      Noninterest income
        Investment securities gains                                                 100             880
        Other                                                                    19,814          18,906
      Noninterest expense                                                        54,234          54,637
      Earnings before income taxes and accounting changes                        24,573          19,907
      Applicable income taxes                                                     7,233           6,413
      Earnings before accounting changes                                         17,340          13,494
      Accounting changes, net                                                         -           5,001
      NET EARNINGS                                                               17,340          18,495
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   PER COMMON SHARE DATA
      Earnings before accounting changes - primary                           $      .70      $      .60
                                         - fully diluted                            .65             .57
      Net earnings - primary                                                        .70             .85
                   - fully diluted                                                  .65             .78
      Cash dividends                                                                .21             .18
      Book value                                                                  19.00           17.28
      Book value - assuming conversion of
        convertible preferred stock                                               19.08           17.63
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   BALANCES AT END OF PERIOD
      Loans, net of unearned income                                          $3,092,638      $2,750,538
      Allowance for losses on loans                                              87,099          79,674
      Nonperforming assets
         Nonaccrual loans                                                        16,983          39,908
         Restructured loans                                                       7,329           1,702
         Foreclosed properties                                                    4,541           8,492
      Loans 90 days past due                                                      4,365           4,776
      Investment securities
         Held to maturity   -  Amortized cost                                   548,498       2,154,908
                            -  Fair value                                       562,892       2,204,275
         Available for sale -  Amortized cost                                 2,259,247         567,973
                            -  Fair value                                     2,259,419         579,123
      Total assets                                                            6,724,780       6,212,882
      Total deposits                                                          5,611,897       5,332,991
      Total shareholders' equity                                                513,414         427,215
      Total common equity                                                       408,866         337,072
      Tier 1 capital                                                            482,264         405,659
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
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                           Union Planters Corporation
                        Financial Highlights (Unaudited)
                 (Dollars in thousands, except per share data)

                                                                               Three Months Ended
                                                                                   March 31,
                                                                           1994                  1993
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
AVERAGE BALANCES
Loans, net of unearned income                                          $ 3,093,789          $ 2,670,174
Investment securities                                                    2,751,849            2,509,693
Earning assets                                                           6,140,785            5,539,655
Total assets                                                             6,710,244            6,060,439
Total deposits                                                           5,564,237            5,205,861
Interest-bearing liabilities                                             5,341,217            4,898,532
Demand deposits                                                            772,510              654,758
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OTHER SUPPLEMENTAL INFORMATION
Return on average assets
  Earnings before accounting changes                                          1.05 %                .90 %
  Net earnings                                                                1.05                 1.24
Return on average common equity
  Earnings before accounting changes                                         15.44                14.61
  Net earnings                                                               15.44                20.93
Allowance for losses on loans to
  loans (end of period)                                                       2.82                 2.90
Nonperforming loans to loans                                                   .79                 1.51
Nonperforming assets to loans and ORE                                          .93                 1.82
Net charge-offs (recoveries) of loans                                  $    (1,082)         $     2,767
Net charge-offs (recoveries) as a percentage of
  average loans                                                               (.14)%                .42 %
Common shares outstanding (end of
  period, in thousands)                                                     21,523               19,501
Weighted average shares outstanding
  (in thousands)
    Primary                                                                 21,636               19,198
    Fully diluted                                                           26,117               23,009
Yield on earning assets (taxable-equivalent
  basis)                                                                      6.92 %               7.43 %
Rate on interest-bearing liabilities                                          3.20                 3.41
Interest rate spread (taxable-equivalent basis)                               3.72                 4.02
Net interest income as a percentage of
  average earning assets (taxable-equivalent
  basis)                                                                      4.13                 4.42
Shareholders' equity to assets                                                7.63                 6.88
Tier 1 capital to assets                                                      7.22                 6.72
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